Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: October 24, 2019

STANDARD AVB FINANCIAL CORP. ANNOUNCES THIRD QUARTER EARNINGS

AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – October 24, 2019 – Standard AVB Financial Corp. (the “Company”) - (NASDAQ: STND), the holding company for Standard Bank, PaSB, announced earnings for the quarter ended September 30, 2019 of $2.5 million, or $0.54 per basic share, compared to $2.4 million, or $0.51 per basic share, for the quarter ended September 30, 2018. The Company’s annualized return on average assets and average equity was 0.99% and 6.93%, respectively, for the quarter ended September 30, 2019 compared to 0.97% and 6.99%, respectively, for the quarter ended September 30, 2018.

For the nine months ended September 30, 2019, net income was $6.7 million, or $1.45 per basic share, compared to $7.0 million, or $1.52 per basic share for the nine months ended September 30, 2018. The Company’s annualized return on average assets and average equity was 0.92% and 6.43%, respectively, for the nine months ended September 30, 2019 compared to 0.96% and 7.02%, respectively, for the nine months ended September 30, 2018.

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of November 4, 2019 and will be paid on November 18, 2019.

Timothy K. Zimmerman, CEO, stated, “We are satisfied with the financial results for the third quarter. Strong asset quality, consistent underwriting standards and control of expenses were maintained during the quarter. The overall interest rate, economic and competitive environment have remained essentially the same as the second quarter. As we navigate through these challenging conditions we remain focused on things we can control. Successful execution of our strategy to reposition the balance sheet and streamline operations are the priorities.”

Total assets at September 30, 2019 increased $19.7 million, or 2.0% to $991.5 million, from $971.8 million at December 31, 2018. The increase in total assets included an increase in investment securities of $14.8 million, or 9.8%, an increase in cash and cash equivalents of $13.1 million, or 80.6%, partially offset by a decrease in loans receivable of $4.7 million, or 0.6%. The decrease in loans receivable was the result of loan payoffs exceeding loan production during the period.

Total deposits at September 30, 2019 increased by $19.1 million, or 2.7%, to $737.0 million from $717.9 million at December 31, 2018. The increase resulted from increases in money market and interest-bearing checking accounts, partially offset by decreases in savings, non-interest-bearing checking accounts, and time deposits. Borrowed funds decreased by $3.0 million, or 2.7% to $108.7 million from $111.6 million at December 31, 2018. The decrease was primarily due to the repayment of maturing long term advances and pay downs on both amortizing long term advances and the overnight borrowing line, partially offset by new advances entered into during the period.

Stockholders’ equity of $141.3 million at September 30, 2019 increased by $3.4 million, or 2.5%, from $137.9 million at December 31, 2018. The increase was the result of net income earned during the period as well as an increase in accumulated other comprehensive income, partially offset by dividends paid.

Net interest income was $7.2 million for the three months ended September 30, 2019 compared to $7.3 million for the three months ended September 30, 2018. The net interest margin for the three months ended September 30, 2019 was 3.08%, compared to 3.15% for the same period in the prior year. Net interest income was $21.5 million for the nine months ended September 30, 2019, compared to $22.1 million for the nine months ended September 30, 2018. The net interest margin for the nine months ended September 30, 2019 was 3.14%, compared to 3.22% for the same period in the prior year. The decreases in net interest income and the net interest margin for both periods were primarily due to an increase in the cost of interest-bearing deposits partially offset by an increase in the yield on interest-earning assets.

A provision for loan losses of $254,000 was recorded for the three months ended September 30, 2019, compared to $223,000 for the three months ended September 30, 2018. A provision of $544,000 was recorded for the nine months ended September 30, 2019, compared to $398,000 for the nine months ended September 30, 2018. Non-performing loans at September 30, 2019 were $2.4 million, or 0.33% of total loans compared to $2.7 million, or 0.37% of total loans at December 31, 2018.

Noninterest income totaled $1.5 million for the quarter ended September 30, 2019, compared to $1.2 million for the quarter ended September 30, 2018. Noninterest income was $3.7 million for the nine months ended September 30, 2019 compared to $3.5 million for the nine months ended September 30, 2018. The increases in noninterest income for both periods in 2019 were primarily the result of increases in net equity securities fair value adjustment gains as well as increases in other income and loan sale gains. There were no gains on the sales of equity securities during either the three month or nine month periods in 2019 compared to the same periods in the prior year.

Noninterest expenses totaled $5.2 million for the quarter ended September 30, 2019, compared to $5.3 million for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, noninterest expenses totaled $16.1 million compared to $16.4 million for the nine months ended September 30, 2018. The decreases in noninterest expenses for both periods in 2019 were primarily the result of lower other operating expenses, core deposit amortization, premises and occupancy expenses, and federal deposit insurance, partially offset by increases in compensation and benefits. The lower federal deposit insurance was due to the application of small bank credits to the current quarter’s assessment.

Standard AVB Financial Corp., with total assets of $991.5 million at September 30, 2019, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank that operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

OPERATIONS DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest and Dividend Income	$9,562	$9,201	$28,375	$27,434
Interest Expense	2,398	1,936	6,899	5,376
Net Interest Income	7,164	7,265	21,476	22,058
Provision for Loan Losses	254	223	544	398
Net Interest Income after Provision for Loan Losses	6,910	7,042	20,932	21,660
Noninterest Income	1,487	1,161	3,719	3,546
Noninterest Expenses	5,226	5,310	16,083	16,445
Income before Income Tax Expense	3,171	2,893	8,568	8,761
Income Tax Expense	707	513	1,837	1,727
Net Income	$2,464	$2,380	$6,731	$7,034

Earnings Per Share - Basic	$0.54	$0.51	$1.45	$1.52
Earnings Per Share - Diluted	$0.53	$0.50	$1.42	$1.48
Annualized Return on Average Assets	0.99%	0.97%	0.92%	0.96%
Average Assets	$988,315	$977,479	$980,620	$979,266
Annualized Return on Average Equity	6.93%	6.99%	6.43%	7.02%
Average Equity	$140,993	$134,996	$139,952	$134,012
Efficiency Ratio	58.97%	61.56%	62.09%	62.61%
Net Interest Spread	2.75%	2.85%	2.81%	2.95%
Net Interest Margin	3.08%	3.15%	3.14%	3.22%
Annualized Noninterest Expense to Average Assets	2.10%	2.16%	2.19%	2.25%

FINANCIAL CONDITION DATA:	September 30,	December 31,
	2019	2018
Total Assets	$991,488	$971,796
Cash and Cash Equivalents	29,277	16,207
Investment Securities	165,742	150,937
Loans Receivable, Net	724,254	728,982
Deposits	736,963	717,874
Borrowed Funds	108,663	111,624
Total Stockholders' Equity	141,283	137,890

Book Value Per Share	$30.09	$28.65
Tangible Book Value Per Share	$24.15	$22.76

Allowance for Loan Losses	$4,743	$4,414
Non-Performing Loans	$2,375	$2,730
Allowance for Loan Losses to Total Loans	0.65%	0.60%
Allowance for Loan Losses to Non-Performing Loans	199.71%	161.68%
Non-Performing Assets to Total Assets	0.29%	0.33%
Non-Performing Loans to Total Loans	0.33%	0.37%